Exhibit 99.1

Roku Provides Estimated Q1 Results

2020 Outlook Withdrawn due to COVID-19 Uncertainty

LOS GATOS, Calif. – April 13, 2020 – Roku, Inc. (NASDAQ: ROKU) today announced that due to the broader business and economic uncertainties arising from the COVID-19 pandemic, it is providing its shareholders with a brief update regarding certain estimated operating metrics and financial results for the first quarter 2020, and discussing certain business trends, in advance of its May 7 earnings call. The company also withdrew its full-year 2020 financial outlook due to economic uncertainties arising from the COVID-19 pandemic.

Roku estimates 39.8 million Active Accounts as of March 31, 2020, a net increase of nearly 3 million since December 31, 2019. Roku also expects first quarter Streaming Hours will be 13.2 billion, a 49% year-over-year increase. In early Q1, Roku completed the rollout of its “Are you still watching” feature which exits video playback after long periods of user inactivity. As previously noted, the roll out of this feature will moderate streaming hour growth; however, beginning in late Q1 Roku started to see the effects of large numbers of people “sheltering at home.”  For Roku, this has resulted in an acceleration in new account growth and an increase in viewing.

For the three months ended March 31, 2020, Roku expects revenue to be slightly higher and other metrics generally in-line with prior outlook:

Estimated Results ($ in millions)	Q1 2020E

Total net revenue	$307 - $317
Total gross profit	$139 - $144
Net income (loss)	($60) - ($55)
Adjusted EBITDA[1,2]	($23) - ($18)

1 Adjusted EBITDA is a non-GAAP financial measure.

2 Q1 2020E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $30 million, depreciation and amortization and other net adjustments of approximately $8 million.

“While we believe that our offerings to consumers, content providers and advertisers will enable our Company to deliver value in these uncertain times, the wider business and consumer impacts, as well as the duration of the pandemic, are unclear and thus we are withdrawing our prior 2020 outlook” said Steve Louden, Roku’s Chief Financial Officer.

Roku ended the first quarter with an estimated $587 million of cash, cash equivalents, restricted cash and short-term investments.  This includes a $70 million draw-down from its revolving credit facility.  “We decided it was prudent to draw down our credit facility in light of current financial market conditions," said Louden.

“Consumers are turning to Roku now more than ever. As the leading TV streaming platform in the U.S., Roku is proud to provide easy access to live news, free movies and TV, great paid content, and helpful programming for individuals and families who are sheltering at home,” said Anthony Wood, Roku’s Chief

Executive Officer. “We have been working closely with advertisers to help update their plans to reflect new viewing patterns and adjust their overall marketing mix which has been affected by social distancing. While we expect some marketers to pause or reduce ad investments in the near term, we believe that the targeted and measurable TV ads and unique sponsorship capabilities that Roku offers are highly beneficial to brands today.”

Q1 2020 Earnings Date

Roku will release first quarter 2020 financial results and key operating metrics on Thursday, May 7, 2020 following the close of market. The Company will host a live webcast of its conference call to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time on May 7. Participants may access the live webcast in listen-only mode from the Roku investor relations website. An archived webcast of the conference call will also be available on the Roku website following the call.

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes Adjusted EBITDA which is a non-GAAP measure. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax (benefit)/expense where applicable. We believe this non-GAAP financial measure is useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, this non-GAAP financial measure has limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku TV™ models and Roku streaming players are available in select countries around the world through direct retail sales and licensing arrangements with TV OEMs and service operators. Roku audio products are available in the U.S. through direct retail sales. Roku is headquartered in Los Gatos, Calif. U.S.A.

Forward-Looking Statements

This press release contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “may,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. These statements include our estimated financial results for Q1 2020, our estimated active accounts and streaming hours metrics as of March 31, 2020, our belief that shelter in place orders have or will result in increases in active accounts and streaming hours for any period, the benefit of our offerings to consumers, content providers and advertisers during these uncertain times, and the uncertainty regarding the scope and impact of the COVID-19 pandemic on advertising investments by brands and our operations and financial results. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019. All information provided in this press release is as of April 13, 2020, and we undertake no duty to update this information unless required by law.

Roku and the Roku logo are registered trademarks and Roku TV is a trademark of Roku, Inc. in the U.S. and in other countries.

Investor Relations

ir@roku.com

Media

Diane Carlini

dcarlini@roku.com

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